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                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                            DEATH BENEFIT ENDORSEMENT

This endorsement forms a part of the Contract to which it is attached.

The AMOUNT OF DEATH BENEFIT under the DEATH PROVISIONS is modified to read as follows:

Before You attain age 75 the amount of death benefit is equal to the greater of:

         1. the Contract Value at the end of the NYSE business day during which We receive at Our Annuity Service Center the required Due Proof of Death documentation of the Owner and an election of the type of payment to be made; or

         2. Purchase Payments, reduced for partial withdrawals in the same proportion that the Contract Value was reduced on the date of any such withdrawals, compounded until the date of death at 3% interest, plus any Purchase Payments, less partial withdrawals in the same proportion that the Contract Value was reduced on the date of any such withdrawals recorded after the date of death.

After You attain age 75 the amount of death benefit is equal to the greater of:

         1. the Contract Value at the end of the NYSE business day during which We receive, at Our Annuity Service Center, due proof of the Owner's death and an election of the type of payment to be made; or

         2. Purchase Payments reduced for partial withdrawals in the same proportion that the Contract Value was reduced on the date of any such withdrawals, compounded until the attainment of age 75 at 3% interest, plus any Purchase Payments less partial withdrawals in the same proportion that the Contract Value was reduced on the date of any such withdrawals recorded after the attainment of age 75.

All other terms and conditions of the Contract remain unchanged. Signed for the Company at Los Angeles, California, to be effective as of the Contract Date.

/s/ Christine A. Nixon              /s/ Eli Broad
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Christine A. Nixon                  Eli Broad
Assistant Secretary                 President


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